Exhibit 99.1

Assured Pharmacy Consolidates Portland, Oregon Pharmacy

IRVINE, California – 2/13/08 -- Assured Pharmacy, Inc. (OTCBB: APHY) today announced it has consolidated the operation of its pharmacy located at 3822 S.E. Powell Blvd in Portland, Oregon. This pharmacy was opened under previous management, and is being consolidated into Assureds’ 10196 SW Park Way pharmacy, which is also located in Portland. Consolidating the Powell Blvd pharmacy allows Assured to further leverage its existing infrastructure and is expected to result in reduced costs. Assured Pharmacy, Inc. is a specialty pharmacy providing customized services for individuals with and physicians treating chronic pain.

All remaining pharmacies, including the 3 inherited by current management, are well-situated, and on track to ultimately reach the annual revenue target of $5 million per pharmacy. The Powell Blvd location, while cash flow positive on an operating basis, does not have the appropriate demographics to meet current management’s annual revenue target.

Assured’s current management team seeks to locate pharmacies in areas where there are large numbers of targeted physicians in the vicinity of any prospective location. Assured is focused on obtaining its customers directly in a physicians’ office, creating a superior due diligence process, and affording Assured an important advantage in the marketplace for dispensing chronic pain medications.

“Having inherited 2 of our 3 Oregon locations, closing the Powell Blvd location appropriately restructures our presence in the Portland market. We are exploring other potential locations in the Oregon area, as well as in other states. At this early stage in our growth, we believe we are able to cherry pick the best opportunities for our new pharmacy locations. The strength of our business model is in the financial metrics. We remain committed to growing and developing retail pharmacies in locations in which our careful due diligence indicates significant demand for our services,” stated Mr. Robert DelVecchio, CEO of Assured Pharmacy.

Assured Pharmacy provides customized services for individuals with and physicians treating chronic pain. These services consist of specialized expertise in dispensing pain medication, including DEA-classified Schedule II substances, streamlined prescription processes, digital prescribing technologies, and specialty drug compounding services. Assured Pharmacy also offers a complete line of durable medical equipment through its DME division. Assured Pharmacy currently operates six retail sites: two in California (Santa Ana and Riverside), one in Las Vegas, Nevada, two in Portland, Oregon and one in Kirkland, Washington. More information about Assured Pharmacy is available at http://www.assuredpharmacy.com.

Contact:
John Tsemberides
ROI Group LLC
212.495.0743
john@roiny.com

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Certain statements in this news release may constitute "forward-looking" statements within the meaning of section 21E of the Securities and Exchange Act of 1934. The Company believes that its expectations, as expressed in these statements are based on reasonable assumptions regarding the risks and uncertainties inherent in achieving those expectations. These statements are not, however, guarantees of future performance and actual results may differ materially. Some of the factors that may affect the forward-looking statements in this news release are the availability of licensed personnel to operate pharmacies, the availability of suitable pharmacy locations, and the acceptance of new technologies by the medical profession. Other risk factors are listed in the most recent Annual Report on Form 10-KSB, Quarterly Report on Form 10-QSB, and most recent Registration Statement on Form SB-2 filed with the Securities and Exchange Commission. Such forward-looking statements involve risks, uncertainties, which may cause the actual results, performance, or achievement expressed or implied to differ.